UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2017

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35975	27-1650905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 North Canal, Suite 1500 Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

312-517-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 20, 2017, Gogo Inc. (“Gogo”) announced that with respect to the previously announced consent solicitation with respect to the 12.500% Senior Secured Notes due 2022 (the “Notes”) issued by Gogo Intermediate Holdings LLC, a direct wholly-owned subsidiary of Gogo (the “Issuer”), and Gogo Finance Co. Inc., an indirect wholly-owned subsidiary of Gogo (the “Co-Issuer” and, together with the Issuer, the “Issuers”), holders of a majority of the outstanding principal amount of the Notes, excluding Notes held the Issuers or any affiliates of the Issuers, have delivered consents to the proposed amendment to the indenture and collateral agreement governing the Notes as of the Expiration Date.

On September 20, 2017, Gogo entered into the first supplemental indenture (the “Supplemental Indenture”) to the indenture, dated as of June 14, 2016 (as supplemented and amended, the “Indenture”), among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent, to (i) increase the amount of additional secured indebtedness under Credit Facilities (as defined in the Indenture) that may be incurred by the Issuer and its Restricted Subsidiaries (as defined in the Indenture) under the Indenture by $100 million (from $75 million to $175 million in aggregate principal amount), (ii) permit the Issuer and its Restricted Subsidiaries to incur additional secured indebtedness in connection with vendor financing arrangements not to exceed $50 million in aggregate principal amount at any time outstanding and (iii) permit the Issuer and its Restricted Subsidiaries to make additional dividends or distributions to Gogo in an aggregate amount of up to $15 million during any twelve-month period to pay interest on any indebtedness or preferred stock with a maturity later than July 1, 2022 (collectively, the “Indenture Amendments”). The purpose of the Indenture Amendments is to provide Gogo with additional flexibility under the Indenture to opportunistically raise additional financing and to facilitate the growth of Gogo’s business. The Supplemental Indenture became effective immediately upon execution.

On September 20, 2017, Gogo entered into the collateral agreement amendment (the “CAA”), which amended the collateral agreement, dated as of June 14, 2016 (as supplemented and amended, the “Collateral Agreement”), made by the Issuers, Gogo and the grantors party thereto in favor of U.S. Bank National Association, as collateral agent, to eliminate the requirement to provide notice upon obtaining an ownership interest in, obtaining an exclusive license to or filing any application for the registration or issuance of intellectual property with any intellectual property office outside the United States or Canada (the “Collateral Agreement Amendments” and, together with the Indenture Amendments, the “Amendments”). The purpose of the Collateral Agreement Amendments is to reduce the administrative burden on Gogo and its subsidiaries with respect to foreign intellectual property-related matters. The CAA became effective immediately upon execution.

Within 10 business days of 5:00 p.m., New York City time, on September 20, 2017 (the “Expiration Date”), the Issuer will pay, or cause to be paid, to each Note holder who validly delivered (and did not validly revoke) a valid consent as of the Expiration Date a cash payment of $2.50 for each $1,000 of principal amount of Notes in respect of which such consent was delivered (the “Consent Payment”).

The Supplemental Indenture is attached hereto as Exhibit 4.1. The foregoing description of the Supplemental Indenture is qualified in its entirety by reference to the full text of the Supplemental Indenture, which is incorporated herein by reference.

The CAA is attached hereto as Exhibit 4.2. The foregoing description of the CAA is qualified in its entirety by reference to the full text of the CAA, which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On September 20, 2017, Gogo announced the results of the consent solicitation with respect to the Notes. A copy of Gogo’s press release is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

4.1	First Supplemental Indenture, dated as of September 20, 2017, by and among Gogo Intermediate Holdings LLC, Gogo Finance Co. Inc., each of the guarantors party thereto and U.S. Bank National Association, as trustee.

4.2	Collateral Agreement Amendment, dated as of September 20, 2017, made by Gogo Inc., Gogo Intermediate Holdings LLC, Gogo Finance Co. Inc. and certain of their Subsidiaries in favor of U.S. Bank National Association, as collateral agent.

99.1	Press Release of Gogo Inc., dated September 20, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOGO INC.

By:	/s/ Barry Rowan
Barry Rowan
Executive Vice President and Chief Financial Officer

Date: September 20, 2017